Exhibit 99.1

Bitstream Inc. 500 Nickerson Road Marlborough, MA 01752-4695

www.bitstream.com	Phone 617.497.6222
Fax 617.868.0784

August 27, 2010

Mr. Alexander B. Washburn

Columbia Pacific Opportunity Fund, LP

1910 Fairview Avenue East, Suite 500

Seattle, WA 98102

Dear Mr. Washburn:

This is in response to your August 18, 2010 letter to Bitstream, concerning Columbia Pacific Opportunity Fund, LP’s suggestion that the Board form a “non-executive” committee to consider a potential sale of the Company.

Please be advised that, as a general matter the Board, with the assistance of management and outside advisors, continuously reviews all business opportunities that may be available and appropriate, with a view towards achieving what is in the best interest of all the Company’s stockholders.

In addition the Board, in its course of business, has previously scheduled to meet on September 16, 2010 during which time we will also consider and deliberate your suggestion. Following the meeting we will advise you of any decision regarding the Fund’s suggestion.

I thank you for your interest and investment in the Company.

Sincerely,

/s/ Amos Kaminski

Amos Kaminski

Chairman of Bitstream’s Board of Directors